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                                                               EXHIBIT 99.(e)(2)


                    ADDENDUM TO DISTRIBUTION AGREEMENT DATED
                                FEBRUARY 28, 2000
                                     BETWEEN
                        ALPS MUTUAL FUNDS SERVICES, INC.
                                       AND
                 THE STATE STREET INSTITUTIONAL INVESTMENT TRUST


         THIS ADDENDUM is made as of March 30, 2001 by and between ALPS Mutual Funds Services, Inc. ("ALPS"), and the State Street Institutional Investment Trust (the "Trust").

         WHEREAS, ALPS and the Trust have entered into a Distribution Agreement (the "Agreement") dated February 28, 2000;

         WHEREAS, Effective April 2, 2001, ALPS, as distributor, will change its name to ALPS Distributors, Inc.

         WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS to ALPS Distributors, Inc.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. ALPS DISTRIBUTORS, INC. All references to ALPS Mutual Funds Services, Inc. within the Agreement shall be replaced with references to ALPS Distributors, Inc.

         2. REMAINDER OF THE AGREEMENT. All other provisions of the Agreement shall remain unchanged.

         IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.



ALPS Mutual Funds Services, Inc.     State Street Institutional Investment Trust


By:/s/Jeremy O. May                  By:/s/Kathleen C. Cuocolo
   ----------------                     ----------------------
Name: Jeremy O. May                  Name: Kathleen C. Cuocolo
Title: Vice President                Title: President